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                                                                    Exhibit 99.1


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549



                             Re:  Boston Edison Company
                                  Registration on
                                  Form S-3


We are aware that our report dated May 15, 2000 on our review of the condensed consolidated interim financial information of Boston Edison Company (Boston Edison) as of and for the period ended March 31, 2000 and included in this Form 10-Q incorporated by reference in Boston Edison's registration statement on Form S-3 (File No. 33-57840). Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.


PricewaterhouseCoopers LLP

Boston, Massachusetts
May 15, 2000